Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2016 THIRD QUARTER
FINANCIAL RESULTS

WALLA WALLA, Wash., July 28, 2016 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2016 third quarter, ended June 30, 2016.

Third Quarter Overview
Net sales for the three months ended June 30, 2016 totaled $36.2 million, compared to $30.8 million recorded in the corresponding quarter last year. The Company reported net earnings for the quarter of $1.0 million, or $0.16 per diluted share, compared to net earnings of $0.3 million, or $0.05 per diluted share, in the same period a year ago.

The gross profit for the third quarter of fiscal 2016 was $10.7 million, compared to $9.2 million in the corresponding period last year. As a percentage of net sales, gross profit was 29.4% and 30.0% in the third quarter of fiscal 2016 and 2015, respectively. Operating expenses for the quarter ended June 30, 2016 were $8.9 million, or 24.5% of net sales, compared to $8.6 million, or 28.0% of net sales, in the same quarter last year.

Nine Month Year-to-Date Overview
Net sales for the nine months ended June 30, 2016 were $89.5 million, compared with $72.5 million for the comparable period in fiscal 2015. The Company reported a net loss for the fiscal 2016 nine-month period of $1.2 million, or $0.19 per diluted share, compared to a net loss of $3.5 million, or $0.55 per diluted share, for the corresponding nine-month period in fiscal 2015.

For the nine-month period ended June 30, 2016, gross profit was $26.1 million, compared to $20.4 million for the same nine-month period of fiscal 2015, or 29.2% and 28.2% of net sales, respectively. Operating expenses for the nine-month period ended June 30, 2016 were $27.4 million, or 30.6% of net sales, compared to $25.9 million, or 35.8% of net sales, for the corresponding period of fiscal 2015. As previously disclosed, operating expenses in the first quarter of fiscal 2016 included approximately $0.7 million of restructuring charges recorded in general and administrative expenses.

Jack Ehren, President and CEO, commented, “In the third quarter of fiscal 2016, we realized one of the highest quarterly sales levels in our company history. Additionally, net sales for the first nine months were up 24% over the same period in the prior fiscal year. Our net earnings of $0.16 per share for the third quarter was our highest quarterly net earnings since fiscal 2013. Our strong beginning backlog and solid bookings for the quarter enabled us to achieve higher sales and favorable factory utilization, and resulted in gross margins remaining consistent at just under 30%, despite an extremely high mix of process systems sales in the quarter. In addition, we effectively controlled our overall operating expenses in the third quarter, even with the increased sales activity.”

Orders and Backlog
Key's backlog at the end of the third quarter of fiscal 2016 was $33.9 million, compared to $29.9 million one year ago. New orders received during the third quarter were $32.0 million, compared to $28.5 million in the corresponding period last year. New orders for the nine months ended June 30, 2016 were $92.3 million, compared to $84.1 million for the corresponding period in fiscal 2015.

Ehren stated, “Our global orders in the third quarter were again strong, most significantly in North America. Orders in this region included a large seven-figure order received from a major potato processor.”

Ehren continued, “Our backlog at the end of the third quarter remains strong, even after the higher sales recorded in the quarter. Orders for the first nine months of fiscal 2016 included strong contributions from both the North America and EMEIA regions. European orders in euros continue to exceed the prior year’s record order levels, and North American orders in our core markets are significantly higher than our prior year orders. We continue to see solid opportunities in these regions for the last quarter of fiscal 2016 and into fiscal 2017, most significantly in the processed potato and processed fruit and vegetable markets.”

Ehren added, “Subsequent to the end of the third quarter, we received a significant multi-million dollar order for our new integrated VERYX® belt-fed optical sorting solutions. This order is for expansions at several plant locations of a major European potato processor.”

Conclusion
Ehren concluded, “We continue to make important and encouraging progress on the further development of our VERYX platform. We have started shipping our first VERYX production units for selected applications, and overall global customer feedback from new installations and our ongoing global beta test sites continues to be very positive. As noted above, we have also started to accept orders in additional primary core markets, with shipments for these applications expected to begin in late calendar year 2016. We remain committed and focused on executing on our long-term strategy and generating positive returns for the company and our shareholders.”

Conference Call
The Company's conference call related to the fiscal 2016 third quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, July 28, 2016.

To access the call and audio webcast:

Phone --	Q&A participation:
Toll-Free: 877-341-5668 International: 224-357-2205
Internet --	Audio webcast:
http://edge.media-server.com/m/p/vdjf9zdt
Replay --	Available through Thursday, August 11, 2016
http://edge.media-server.com/m/p/vdjf9zdt

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; and in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive, and governmental risks and uncertainties. These risks and uncertainties include, among other things: factors that could increase our cost of operations and reduce gross margins and profitability, including expanding into new markets, undertaking complex projects and applications, increasing research and development expenses, and offering increasingly integrated products; acquisitions that may harm our operating results; failure of our existing and new products to compete successfully, which could result in the loss of market share and a decrease in our sales and profits; significant investments in unsuccessful research and development efforts; industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Senior Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015

Net sales	$36,207	$30,810	$89,520	$72,482
Cost of sales	25,553	21,573	63,417	52,063
Gross profit	10,654	9,237	26,103	20,419
Operating expenses:
Sales and marketing	4,135	4,146	12,293	12,342
Research and development	2,719	2,296	7,911	6,554
General and administrative	1,781	1,844	6,261	5,912
Amortization of intangibles	235	356	887	1,128
Total operating expenses	8,870	8,642	27,352	25,936
Gain on disposition of assets	13	8	10	10
Earnings (loss) from operations	1,797	603	(1,239)	(5,507)
Other income (expense)	(228)	(156)	(758)	(228)
Earnings (loss) before income taxes	1,569	447	(1,997)	(5,735)
Income tax expense (benefit)	534	152	(784)	(2,256)
Net earnings (loss)	$1,035	$295	$(1,213)	$(3,479)
Net earnings (loss) per share
- basic	$0.16	$0.05	$(0.19)	$(0.55)
- diluted	$0.16	$0.05	$(0.19)	$(0.55)

Shares used in per share calculations - basic	6,369	6,280	6,309	6,274
Shares used in per share calculations - diluted	6,369	6,301	6,309	6,274

Key Technology, Inc. and Subsidiaries
Balance Sheet Information
(Unaudited, in thousands)

	June 30, 2016	September 30, 2015
Cash and cash equivalents	$4,771	$7,726
Trade accounts receivable, net	19,913	14,836
Inventories	30,803	31,297
Deferred income taxes	3,904	3,972
Prepaid expenses and other assets	3,602	4,108
Total current assets	62,993	61,939
Property, plant and equipment, net	14,052	14,799
Deferred income taxes	3,548	2,917
Goodwill	10,131	10,223
Investment in Proditec	1,127	1,127
Intangibles and other assets, net	5,529	6,541
Total assets	$97,380	$97,546

Accounts payable	$9,319	$10,800
Accrued payroll liabilities and commissions	5,400	5,452
Customers' deposits	6,902	4,712
Accrued customer support and warranty costs	2,293	2,618
Customer purchase plans	1,818	1,506
Short-term borrowings	1,000	—
Current portion of long-term debt	600	705
Other accrued liabilities	1,179	1,315
Total current liabilities	28,511	27,108
Long-term debt	4,711	5,149
Deferred income taxes	1,815	2,144
Other long-term liabilities	376	408
Shareholders' equity:
Common stock	33,952	32,676
Warrants	—	665
Retained earnings and other shareholders' equity	28,015	29,396
Total shareholders' equity	61,967	62,737
Total liabilities and shareholder's equity	$97,380	$97,546

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